Exhibit 99.2

Bakers Footwear Group, Inc.

Third Quarter Fiscal 2005 Results

December 12, 2005

Operator:  Please stand by, we are about to begin. Good day ladies and gentlemen, thank you for standing by. Welcome to the Bakers Footwear Group Third Quarter Fiscal 2005 Earnings Conference Call. Today's call is being recorded. At this time all participants are in a listen-only mode. Following the presentation we will conduct a question-and-answer session and instructions will be provided at that time for you to queue up for a question.

I would now like to turn the conference over to, Mr. David Griffith of ICR. Please go ahead sir.

David Griffith:  Thanks Annie. Good morning. Before we begin, I would like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions or in Bakers Footwear business, prospects, results of operations or financial conditions and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.

With that, I'd like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison:  Thanks David. Good morning everyone and thank you for joining us to discuss our third quarter and first nine months fiscal 2005 results. With me today are Michele Bergerac, our President, and Larry Spanley, our CFO. Following my opening remarks, Michele will provide an overview of our third quarter performance and Larry will review our key financial results. Following my closing remarks, we will begin the question-and-answer session.

The third quarter marked a period of great improvement for Bakers Footwear. Sales increased by 33.9%, rising to $43.2 million [from] $32.3 million last year. Comparable sales increased by 21.0%, compared to last year's decrease of 7.6%. We reduced our operating loss from $4.0 million to $1.7 million for the quarter and our net loss was reduced to $1 million from $2.6 million last year in the third quarter. Our loss per share was $0.17, compared to last year's loss per share of $0.51.

For the thirty-nine weeks ending October 29, 2005, sales improved to $133.4 million, an increase of 25.5%. Net income increased to $2.0 million or $0.33 per diluted share from a loss of $2.3 million or $0.47 per share last year.

We attribute our ongoing strength to our ability to quickly interpret fashion trends and provide our fashion conscious customers with the most sought after styles. Our new and remodeled stores continue to drive our sales growth.

We continued our store expansion and remodeling plans in the third quarter. During the quarter we opened 11 new stores and operated a total of 234 stores at the end of the quarter. We remodeled six stores and at the end of the quarter have a total of 112 operating in the new Bakers' format. For the year this will give us a total of 30 new stores and we have remodeled 25 stores.

The third quarter saw particular strength in dress shoes, boots and closed casual shoes.

As we look to the final quarter of the year, we are pleased to be in a strong position, both financially and operationally. Our business continues robustly into mid-December, with comparable sales growth for the fourth quarter to date ahead of the third quarter number of 21.0%. Our inventory levels at the end of the third quarter were built up to be sufficient to meet our aggressive fourth quarter sales plan. This has had two effects. One is to prepare to maximize our fourth quarter sales plan. The second has been to create a higher markdown reserve at the end of the third quarter against a higher inventory level at the end of this quarter.

Now I would like to turn the call over to Michele to provide additional third quarter highlights. Michele.

Michele Bergerac:  Thanks Peter. Good morning everyone. We're very pleased with our third quarter performance. We correctly identified and capitalized on emerging footwear trends, which we attribute to our intense knowledge of our core young female fashion customer.

During the third quarter, we realized increased demand for boots and closed casual footwear, while maintaining our significant market position in the dress categories. Our average unit retail was up 30.4% during the quarter. The increase in average unit retail was broad based, with selling prices up in every category. We also benefited from much lower clearance activity this year. Lastly, our Internet sales continued strongly with sales rising 167% in the third quarter.

As we look to the fourth quarter, we continue to see excitement in dressy footwear and boots, which bodes well for our Company. We're also delighted by the newness in the marketplace as it provides us with a number of new footwear styles to interpret for our customers as we enter into 2006. With trends continuing robustly and our stores delivering on our customers' expectations, we expect the holiday season to be extremely successful for Bakers Footwear.

And now, I would like to turn the call over to Larry to highlight our third quarter results in more detail. Larry.

Larry Spanley:  Thanks Michele. For the third quarter, net sales totaled $43.2 million, an increase of 33.9%, compared to $32.3 million in last year's third quarter. The increase in net sales reflected opening 17 net new stores since last year's third quarter and a comparable store sales increase of 21.0%, which compares to a comparable store sales decline of 7.6% in the third quarter of last year.

Gross profit for the quarter increased by 71.5% to $11.8 million, or 27.4% of net sales, compared to a gross profit of $6.9 million, or 21.4% of net sales in the third quarter of last year. The increase in gross profit margin reflects strong regular price selling and leverage on our buying and occupancy costs.

Operating expenses increased to $13.6 million, compared to $10.9 million, but as a percentage of sales decreased to 31.4% in the third quarter, compared to 33.7% of net sales in the third quarter of last year. The increase in operating expenses can be attributed to operating more stores to enable us to leverage additional costs. Operating loss was $1.7 million, or 4.0% of net sales, compared to an operating loss of $4.0 million, or 12.3%, in last year's third quarter.

Net loss for the third quarter was $1.1 million, or $0.17 per share, [on] 6.2 million weighted average shares [...], versus a net loss of $2.6 million, or $0.51 per share on 5.1 million weighted average shares outstanding last year. Let me clarify one thing. That 6.2 million was weighted average shares this year.

For the first nine months of fiscal 2005, net sales totaled $133.4 million, increasing 25.5% from $106.4 million last year in the first nine months of fiscal 2004. Comparable store sales for the first nine months gained 13.4%. Operating income increased to $3.4 million compared to a loss of $3.2 million in the first nine months of fiscal 2004, and net income rose to $2.0 million or $0.33 per diluted share from a loss of $2.3 million or $0.47 per share in fiscal 2004.

Turning to key balance sheet highlights, at October 29, 2005 inventory increased $6.7 million to $25.0 million compared to $18.2 million at October 30, 2004. The inventory increase consists of $3.2 million for the 17 new stores opened since the third quarter of last year and the balance is due to increased purchases based on our improving sales in the third quarter and anticipated fourth quarter sales. Overall, we feel very good about our inventory levels and our weeks of supply of inventory is basically comparable to last year.

At October 29, 2005, the Company had an outstanding balance on its revolving credit line of $5.1 million. Also for the first nine months cash flow improved substantially. Cash flow provided by operating activities was $3.5 million, compared to cash used in operating activities of $0.9 million last year.

Capital expenditures in the first nine months of 2005 were $17.0 million and are expected to be approximately $20.0 million for fiscal 2005. We expect to receive approximately $1.5 million of landlord allowances in 2005.

And now I would like to turn the call over to Peter for closing remarks.

Peter Edison:  Thank you Larry. In conclusion, we're very pleased with our performance for the third quarter and year-to-date period. As we enter our strongest season of the year we remain excited and confident about our growth prospects. The styles in our stores, along with our updated, more impressive store design have broadened our appeal, creating very loyal customers at our Bakers and Wild Pair stores. Also positioning us well is our ability to get fashion first, which we attribute to our intense speed to market and to our design and buying skills. In all we expect 2005 to be a year of significant accomplishments for our Company.

Now, I would like to turn the call over to the Operator to begin the question-and-answer portion of the call.

Operator:  Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key, followed by the digit one, on your touch-tone phone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. And if you find that your question has already been asked, you may remove yourself by pressing star, two. Again, that is star, one, to ask a question and star, two, to remove yourself if your question has already been asked. We'll pause for a moment to assemble the roster.

We'll take our first question from David Turner at BB&T Capital Markets.

David Turner:  Thanks. Good morning, a couple of things. The trends thus far in Q4 being so strong, is that supported by similar AUR activity? I mean I know that comparisons get a little tougher, I guess it's the composition of the comp thus far in Q4 I'd be curious.

Peter Edison:  Yeah, it's all average unit retail as far as our increase, which is really a combination of higher average unit retails in each department plus more of a shift to boots, which have a higher average retail as well.

David Turner:  Right. And how big of an impact is the accessories, particularly the handbag? I mean are you increasing the allocation of that or where does that stand in terms of impacting the overall comp? I mean how much incremental benefit are you getting from the handbags?

Peter Edison:  We're getting -- I would say it's close to a chain -- an average increase, it's assisting the increase.

David Turner:  Okay. And then the, on the - how much of an impact did the reserves have, or how did that play out?

Peter Edison:  It was a little over $1 million.

David Turner:  A little over 1 million. And then I should probably know this, but the share count sequential deceleration, why was the share count lower?

Larry Spanley:  Well, the 6.2 million [...] for the third quarter. That was just weighted average calculations.

Peter Edison:  I think when you have a loss you only...

David Turner:  Okay, that's right, out of the money. That's right, out of the money. Okay. [...] All right. Thanks.

Peter Edison:  Okay.

Operator:  We'll take our next question from Ron Bookbinder at Sterne, Ag.

Ron Bookbinder:  Good morning.

Peter Edison:  Good morning.

Ron Bookbinder:  On the gross margin for Q3, you had the two clearance events during the quarter, but you talked about that you had strong full price selling but it still came in a little bit below what I was expecting. Why does Q3 have such a low gross margin, and will that ever change?

Peter Edison:  Well you have a combination of several things happening. First of all, there are no peak regular price, full price selling periods like you do in the other quarters, which have for example either Easter, a holiday period or sort of the prom and summer of selling sandals, so when you don't have that it also -- it provides the opportunity to run to clearances. So the combination of those two things is a permanent drag on third quarter gross margins, and as you'll see a great improvement in the loss, but it will take the business growing some more before you can break that quarter into the profit area.

Ron Bookbinder:  On the inventory reserve, you took a charge in Q3 on that?

Peter Edison:  Correct.

Ron Bookbinder:  And that was of $1 million, so that would have impacted the gross margin?

Peter Edison:  Correct.

Ron Bookbinder:  Do you foresee having a reversal of the reserve?

Peter Edison:  It's hard to tell, but if business hits your plan and you control inventories the way you should, we would expect to get some of that back.

Ron Bookbinder:  Could some of that come back in Q4?

Peter Edison:  It could.

Ron Bookbinder:  On Q4 sales, you talked about the average unit price being the main driver for the currently over 20% comp. How about units? Are units, are they flattish or are they up?

Peter Edison:  [Average unit selling prices increased 30.4% and unit sales volume increased 2.1%....] Because it was such a good quarter and there were significantly less clearance shoes[, our average unit price improved substantially more than our unit volume].

Ron Bookbinder:  But that was for Q3. For Q4, are you looking for units to be slightly negative?

Michele Bergerac:  Ron, I don't know if this answers the question, but we are enjoying a significant increase in boot penetration, and those retails are dramatically higher than shoes.

Ron Bookbinder:  Right.

Michele Bergerac:  More than double. So that is also affecting the quarter and we see that also affecting first quarter next year.

Ron Bookbinder:  Great. On the boots, Michele, it seems that the cowboy boot trend is softening and it's shifting more just to a fashion boot. Is that correct?

Michele Bergerac:  I would say that's correct. Western is still a significant piece of the business, but it is definitely not the driver for the fourth quarter.

Ron Bookbinder:  Okay, great. Thank you very much.

Peter Edison:  Thanks Ron.

Operator:  And as a reminder, to ask your question, it is star, one.

We'll go next to Reed Freyermuth with Shemano Group.

Reed Freyermuth:  Hello Peter.

Peter Edison:  Hi Reed.

Reed Freyermuth:  I have a -- I did have a couple of questions on this mark down reserve. Could I drill that a little bit more. How much is it? And you said about 1 million. With the number of shares you have outstanding, that's significant. How many -- or what's the amount of it?

Peter Edison:  It's about $1 million.

Reed Freyermuth:  Okay. And do you guys have any or are there anybody that is maybe going to do some research and publishing some research on Bakers over the near term that you know about?

Peter Edison:  You know, I don't know. I can't really answer specifically. You know, a number of people talk about that and are looking at the Company, but I wouldn't want to comment because it's not in our control.

Reed Freyermuth:  Okay. Well, with what you're putting up I'm sure it's not far ahead to get some coverage. And then last thing, how do you break down, or how have you broken down historically, the seasonality by quarter in terms of revenue?

Peter Edison:  Well, you have the strongest quarter has generally been the fourth quarter. The second quarter has generally been the second strongest, but it's very close with the first quarter. It's really now, you know, virtually the same for the first and second quarter, the third quarter being the weakest.

Reed Freyermuth:  About what percentage is the fourth quarter to overall, to the year?

Peter Edison:  I would say roughly 30, in the low 30s.

Reed Freyermuth:  Okay, all right. Okay. Thank you very much. And in terms of guidance, you haven't given guidance historically. Are you going to reexamine that at the end of the year or what are you going to do about guidance?

Peter Edison:  No, we currently have no plans to issue guidance, Reed.

Reed Freyermuth:  Okay, happy holidays.

Peter Edison:  Thank you, you too.

Reed Freyermuth:  Okay. Good job.

Operator:  We'll go next to Margaret Whitfield from Ryan Beck.

Margaret Whitfield:  So the million dollar reserve, Peter, is about $0.10 a share. Is that correct?

Peter Edison:  That's a pre-tax number, Margaret.

Margaret Whitfield:  Yeah.

Peter Edison:  So yeah, that would be correct.

Margaret Whitfield:  Yeah, if it's a pre-tax number. The tax that was a little elevated in Q3, what would be a good Q4 and yearly rate? Well, just give me the Q4, I can compute the year.

Peter Edison:  In...

Margaret Whitfield:  Back to 38% roughly?

Larry Spanley:  Roughly.

Margaret Whitfield:  Okay. Were there any expenses in this quarter from the write-off of your New Orleans stores? I had thought you might be taking some write-offs in the Q3.

Larry Spanley:  We took a write-off of about $60,000, Margaret, for the one store that was flooded and totally underwater.

Margaret Whitfield:  Okay.

Larry Spanley:  The other two stores that we had, one had suffered fire damage, which will be covered by insurance and the third one had no damage whatsoever.

Peter Edison:  And, the third one is actually reopened.

Margaret Whitfield:  All right. Now you mentioned the inventories were built and the boots have built in terms of their penetration. Could you comment as to in the current quarter roughly how much of your sales to date are the boots and how much of the inventory currently represents the boot business?

Peter Edison:  You know, boots have been roughly 50% of our fourth quarter volume and they may be going slightly higher than that because the penetration was higher. But the inventory does not equal that same percentage because you plan to trail down your boot volumes by the end of the quarter, even though they do go into the first quarter, because it becomes a declining percentage. You have to play boots more closely.

Margaret Whitfield:  And given the cold weather we're enjoying and the snow, has your comps this quarter continued to accelerate from November here into December?

Peter Edison:  I try not to talk about that kind of trend within the quarter. Just to say that the total quarter is better than the third quarter.

Margaret Whitfield:  Okay. And I know you recently went to a footwear show, Peter. Could you discuss what trends you see as key for spring?

Michele Bergerac:  Margaret, I'll address that one, okay?

Margaret Whitfield:  Sure.

Michele Bergerac:  I think as I mentioned before, while it's not really a spring trend, we sell a lot of boots well into the March period, so that would be the first piece. The second thing that we feel good about generally is all things feminine. So we really feel like we have a [...] you know, very rosy future in all sorts of dressy and special occasion footwear. And we're seeing another strong, well, we call it casual sandals and casual sandal season, but within that we see the shoes getting a little bit dressier.

Margaret Whitfield:  Okay. And finally, Peter, are you planning a catalogue in the spring, if you could give us some details on that?

Peter Edison:  We are. It's not a [...] material amount of catalogues that we will ship, but we're just getting started with a catalogue to complement our web business, which we think will help us in the long run continue to drive our store and web comps in addition to being a business on its own. But it won't be really material to us as when we start.

Margaret Whitfield:  And finally, does Larry have the inventory per store at the end of the quarter or inventory per square foot?

Larry Spanley:  The inventory per store as I recall is a little over $300,000 at the end of the third quarter, Margaret, but I don't have that number with me, so [...] I'm not sure it's right.

Margaret Whitfield:  You don't know the percent increase inventory per store versus last year?

Peter Edison:  It's slightly less than the comp.

Margaret Whitfield:  Slightly below comp. Okay. Thanks again.

Peter Edison:  Thanks Margaret.

Operator:  And we'll take our next question from Sam Poser at Mosaic Research.

Sam Poser:  Good morning.

Peter Edison:  Good morning Sam.

Sam Poser:  Peter, what is -- has everything changed in the blend of branded goods to private label?

Peter Edison:  Yeah, the percentage of branded goods is down slightly because of the extremely strong fashion and boot run. Boots have not historically been a strong fashion, strong category for brands and fashion athletic, which is softer than normal, is a particularly strong branded category. So the combination of that has led the branded percentage to be down slightly.

Sam Poser:  It's soft but not -- the fashion athletic business that is softer, is that something that you're seeing continuing into the spring season on a year-over-year basis?

Michele Bergerac:  Sam, I'll take that one. I think we do see that continuing and in a kind of twisted way that's good news for us, because really athletic isn't by any means our core business and we tend to flourish more when the customer shifts more towards fashion and away from a sneaker sale. So we do see that headed that way for a while.

Sam Poser:  Okay. Great, and then what is the -- I mean with traffic flat or down a little bit, I mean what's the strategy to boost up the traffic? I mean clearly people coming in are getting -- are buying -- that they like what they see, but your traffic, you haven't seen the increase in the traffic?

Michele Bergerac:  I think that, you know, we’re all reading of the numbers coming out of the mall reports and it is true that the mall traffic seems to be down. Our traffic is not down, so that's the first piece of good news. We have I guess more than one initiative. One, of course we just addressed was the catalogue. We're going to do some reverse marketing. We're enjoying such success with our web that we're going to run some events on the web that will be in-store only, so we'll drive some customers back into the store and we think that could be a successful strategy as well. And we think that we're not at the end of the average retail increase opportunity for us, so we think we have a long, many months, maybe years of opportunity on that front.

Peter Edison:  And Sam, in addition, when we remodel a store we get significant traffic increases and we're still only just over halfway in our remodeling program, so that will help drive it for a number of years also.

Sam Poser:  All right. Have you noticed a big difference between the mall locations and your street locations as far as, you know, like let's say 34th Street versus one of the -- versus a good mall?

Peter Edison:  Not really. They're strong in both places.

Sam Poser:  Okay, great. Well, congratulation. Thank you.

Peter Edison:  Thanks Sam.

Operator:  We'll take our next question from Peter Siris at Gorilla Capital.

Peter Siris:  Hi. Good morning. I just have a couple of simple things. First, I was confused about this inventory reserve. We took the inventory reserve and said that you might in the future reverse it. Why do you take an inventory reserve at this time of year and why would you think that you'd have to take in -- you might end up reversing it?

Peter Edison:  Yeah, what we do is as a matter of accounting policy, at the end of each quarter we reserve against the inventory that we have on hand at the end of that quarter. And by building up inventories when we sensed and felt and believed to have a very strong fourth quarter and we began to build up our inventories for that quarter, which caused the - and sales have come right along with it, but it caused the inventory at the end of the third quarter to be at an unusually higher level than the prior quarter, than last year and when you have that you have to take a reserve against that. So the expectation is [...] theoretically if you, at the end of the next quarter, felt that business wasn't going to be any good and you brought your inventory levels back down significantly, you would actually have a lower reserve and you might have to reverse that out. That's the process that...

Peter Siris:  Well, it looks to me though that inventory growth was less than sales growth.

Peter Edison:  Yes, but sales growth was extraordinary so inventory growth was extraordinary minus a little.

Peter Siris:  Okay. The second question I had is that in terms of the remodeled stores versus the non-remodeled stores, I mean obviously business is good, but what's the sales differential between those two groups?

Peter Edison:  It was about -- it was 3% difference in the third quarter between the remodeled stores and the chain average. Between the remodeled stores and the non-remodeled stores it's roughly 6% difference.

Peter Siris:  Have you expected a larger difference or earlier was the differences running low?

Peter Edison:  It has been running about that for the last year.

Peter Siris:  Okay. And the last question I have is, I mean obviously business is wonderful, but why is it that you don't make money in a quarter like this? I guess what I'm asking is structurally if -- I'm trying to remember back to the old Edison Brothers days what the earnings were like. Is the third quarter always going to be a break even to loss quarter?

Peter Edison:  Well, it shouldn't be when the size of the business gets large enough that you reduce the fixed overhead percent of sales because of the size of the corpus then you could find the business at making money in the third quarter. If you look at this year, we went from $2.4 million down to $1.1 million, obviously if you had another third quarter like this next year you'd make money. If you don't have it as good maybe it takes two years to make money, but you can see that the trend is headed towards that this quarter eventually will make money.

Peter Siris:  Thank you very much.

Peter Edison:  Thank you.

Operator:  And as a reminder, if you'd like to ask a question, it's star, one.

  We'll take our next question from David Weiss of Stifel Nicholas.

David Weiss:  Hi everybody, a quick question. Larry mentioned a line of credit and my question was where exactly is that level and how do you see that being, say in mid January when the holiday season inventory has been mostly sold off?

Larry Spanley:  Well, we did say -- we mentioned that we have borrowings of $5.1 million at the end of the third quarter. That's been significantly reduced in the fourth quarter. We anticipate sometime during the fourth quarter to pay that off. We'll have a small line possibly at the end of the fourth quarter.

Peter Edison:  We would anticipate significantly better cash position than last year to date.

David Weiss:  Okay. Thank you.

Operator:  And we'll take a follow-up question from Margaret Whitfield at Ryan Beck.

Margaret Whitfield:  I guess this is for Larry. To put that reserve into perspective, what was the comparable reserve last year and what was the comparable reserve in prior quarters this year?

Larry Spanley:  The comparable reserve last year was just a little bit over $1 million less than this year.

Margaret Whitfield:  Well, I mean the reserve this year was a million. You're saying it's a million less or zero?

Larry Spanley:  Well, no. Last year you wanted to know what the reserve was, it was 4.3 million. So it's just a little bit over a million this year higher.

Margaret Whitfield:  I'm sorry. Last year's reserve was 4.3 million?

Larry Spanley:  [Yes.]

Margaret Whitfield:  And this year's reserve was 1 million?

Larry Spanley:  No, a million higher -- the third quarter was a million higher than that.

Margaret Whitfield:  It was 5.3 million.

Larry Spanley:  Yes, a little over that.

Margaret Whitfield:  Okay.

Larry Spanley:  And I don't have the reserve in each of the preceding quarters.

Margaret Whitfield:  Okay. Thank you.

Operator:  It appears there are no further questions at this time. I'd like to turn the conference back over to Mr. Edison for any additional or closing remarks.

Peter Edison:  Okay, thank you very much. Thanks everyone for your participation and support. I wish you a happy, healthy holiday season [and look] forward to speaking to you again when we report our fourth quarter results in March or April. Thank you.

Operator:  Thank you. That does conclude today's conference. You may disconnect at this time.